Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-3) for the registration of $25,000,000 of common stock (the Registration Statement) of the reference to our firm under the caption “Experts” included in the Prior Registration Statement on Form S-3 (No. 333-109873) and to the incorporation by reference in the Registration Statement of our report dated January 31, 2003 (except Note 13, as to which the date is February 24, 2003), with respect to the financial statements of Dendreon Corporation included in its Annual Report (Form 10-K/A) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

January 26, 2004

Seattle, Washington